      As filed with the Securities and Exchange Commission on June 15, 2000

                                                      Registration No. 333-93299

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    ----------------------------------------

                         POST EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                     TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    ----------------------------------------

                             USINTERNETWORKING, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                             52-2078325
     (State or Other Jurisdiction of          (IRS Employer Identification
      Incorporation or Organization)                    Number)

                                  One USi Plaza
                          Anapolis, Maryland 21401-7478
                                 (410) 897-4400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             William T. Price, Esq.
                  Vice President, Secretary and General Counsel
                                  One USi Plaza
                         Annapolis, Maryland 21401-7478
                                 (410) 897-4400

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                     of Agent For Service) with a copy to:

                            John D. Watson, Jr., Esq.
                                Latham & Watkins
                   1001 Pennsylvania Avenue, N.W., Suite 1300
                             Washington, D.C. 20004
                                 (202) 637-2200

                    ----------------------------------------

              Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by market conditions.

              If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    ----------------------------------------

                             USINTERNETWORKING, INC.

                                  $125,000,000
             7% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 1, 2004
                  AND 7,545,272 SHARES OF COMMON STOCK ISSUABLE
                          UPON CONVERSION OF THE NOTES
                         133,372 SHARES OF COMMON STOCK

                    ----------------------------------------

         Holders of our 7% Convertible Subordinated Notes due 2004 may offer for sale the Notes and the shares of our common stock into which the Notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the Notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of the Notes or the common stock by the selling holders. We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the Notes and the common stock into which the Notes are convertible.

         Holders of the Notes may convert any portion of the Note (in multiples of $1,000) at any time on or before November 1, 2004 into shares of our common stock at a conversion price of $16.57 per share, subject to adjustment in certain events. We will pay Interest on the Notes on May 1 and November 1 of each year, beginning on May 1, 2000. We may redeem some or all of the Notes at any time on or after November 5, 2002 at the redemption prices described under the caption "Description of the Notes--Optional Redemption." If we experience a change in control, holders of the Notes will have the right to require us to purchase their Notes at a price equal to 100% of the principal amount plus accrued interest.

         The Notes are unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness. See "Description of the Notes--Subordination of Notes." The Notes are not entitled to any sinking fund.

         In addition, this prospectus relates to the offering by five of our stockholders of up to 131,951 shares of our common stock acquired in private placement transactions. As part of these transactions, we granted these stockholders the right to include resales of their shares in this prospectus. We will not receive any proceeds from the sale of the common stock by these stockholders.

         Our common stock is quoted on The Nasdaq National Market under the symbol "USIX." On June 13, 2000, the last reported sale price of the common stock was $19.25 per share. The Notes are eligible for trading in The PORTAL(Sm) Market, a subsidiary of The Nasdaq Stock Market, Inc., however, no assurance can be given as to the continued development or liquidity of any market for the Notes.

         Investing in the Notes or our common stock involves substantial risks. See "Risk Factors" beginning on page 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is June 15, 2000

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
Summary                                                                            5
Risk Factors                                                                       7
Special Note Regarding Forward Looking Statements Contained in the Prospectus     19
Use of Proceeds                                                                   20
Description of Notes                                                              21
Description of Capital Stock                                                      36
Certain United States Federal Income Tax Consequences                             40
Selling Security Holders                                                          44
Plan of Distribution                                                              46
Experts                                                                           48
Legal Matters                                                                     48
Incorporation of Documents by Reference                                           49
Available Information                                                             49

         This prospectus references and depicts certain trademarks, service marks and trade names of other companies. "USinternetworking" and "USi" are our registered trademarks. We have applied for federal registration of the marks "Internet Managed Application Provider," "iMAP," "PriorityPeering," "USiView," "AppHost," "Global Enterprise Management Center" and "GEMC."

         We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than those contained in this prospectus. This prospectus is not any offer to sell or a solicitation of an offer to buy any securities other than the convertible subordinated Notes and the common stock into which the Notes are convertible. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of USinternetworking may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

                                     SUMMARY

         This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and description of the Notes, before making an investment decision. Unless otherwise indicated, all information in this prospectus reflects both a three-for-two stock split effected by a stock dividend distributed on December 17, 1999 to all stockholders of record at the close of business on December 3, 1999 and an additional three-for-two stock split effected by a stock dividend distribution on March 28, 2000 to all stockholders of record at the close of business on March 14, 2000.

                                USINTERNETWORKING

         USi implements, operates and supports packaged software applications that can be accessed and used over the Internet. These iMAP, or Internet Managed Application Provider, services are based on packaged applications from leading software vendors and are designed to meet the needs of middle market and global 1000 companies for business functions such as e-commerce, sales force automation and customer support, human resource and financial management, messaging and collaboration and professional services automation. In order to deliver and support our iMAP solutions, we have constructed a highly reliable, secure global network, including four Enterprise Data Centers located around the world. We implement selected packaged software applications in our data centers, configure them to meet the needs of our clients and bundle them with Internet access, back-up, security and operational support. We integrate these elements of technology and sell them to clients as a service for a recurring monthly fee over a fixed term. In addition, as part of our iMAP services, we offer complex web hosting services to clients who want to run their own software applications using our highly reliable and secure network.

         The advantages our clients realize by purchasing our iMAP services rather than purchasing the application software and implementing it themselves include:

     -    faster time to benefit;

     -    reduced technical and integration risk;

     -    reduced reliance on internal IT staff; and

     -    lower total costs and elimination of capital investment.

     We are able to deliver these benefits to our clients in part because we have designed and implemented a network of four Enterprise Data Centers located in Annapolis, Silicon Valley, Amsterdam and Tokyo. The data centers are linked by a dedicated network and by robust transit connections to twelve major Internet backbones--eight in North America and two in Europe and two in Asia. Our data centers comprise standardized hardware environments to support our applications, embedded security, EMC disk arrays for storage and real-time back-up and significant levels of infrastructure redundancy. Our network is monitored and managed through USiView, which enables a client engineer to see all hardware, software and network elements of a client application in a single view. Cisco assisted in the design of our network and has designated it as a Cisco Powered Network.

     We believe that controlling all elements of the network from the client's Internet backbone provider or LAN enables us to deliver superior response time, reliability and security for our clients. We can substantially reduce implementation time because we implement our applications in a consistent and pre-configured environment. Moreover, our clients do not need to mediate among disparate vendors because we take total responsibility for application support and system performance and availability.

     We implement and manage applications that are developed by others. To execute this strategy, we have established agreements with leading software vendors in key application areas, including:

     -    BroadVision and Microsoft in e-commerce;

     -    Ariba in business to business electronic commerce;

     - Siebel in sales force automation, customer service and enterprise marketing;

     -    Lawson and PeopleSoft in human resources and financial management;

     -    Microsoft in enterprise messaging and collaboration;

     -    Niku in professional services automation; and

     -    Sagent in decision-making support.

     Our iMAP clients sign contracts that provide for fixed monthly service fees, typically for a three- to five-year term, in exchange for the service we provide. Once a client signs an iMAP contract, we invest in the additional hardware, software and implementation needed to deliver that client's service. This requires a substantial investment in the early years to build our client base. Since we own or provide most of the elements and operational support for a client's implementation, we anticipate that we will experience a high level of client retention, even at the end of the contract's term. We also expect to benefit from rapidly growing recurring revenue, which we believe will generate substantial positive cash flow in later years.

     We introduced our iMAP services in late 1998. For the three months ended March 31, 2000, we generated $17.8 million in revenues, of which 78% was derived from iMAP sales and the balance from traditional IT services. For the year ended December 31, 1999, we generated $35.5 million in revenues, of which 61% was derived from iMAP sales and the balance from traditional IT services. As of March 31, 2000, we had 147 signed contracts with 115 clients for our iMAP services. The total expected revenue from these contracts, assuming payment over the full contract terms, exceeds $194.7 million.

     Our principal executive offices are located at One USi Plaza, Annapolis, Maryland 21401-7478. Our telephone number is (410) 897-4400.

                                  RISK FACTORS

     Investing in the Notes or our common stock involves risk. You should carefully consider the risks and uncertainties described below before making an investment decision. These risks and uncertainties are not the only ones that we face or that may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results may differ from those described in the forward-looking statements. This could occur because of the risks described below and elsewhere in this prospectus.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY.

     We began operating in January 1998. Our limited operating history makes predicting future results difficult. Since our inception, we have focused on developing our business and only since September 1998 have we begun to contract with customers for our iMAP offerings. Because of our limited operating history and the emerging nature of our markets, our historical financial information is of limited value in projecting our future results. Therefore, it is difficult to evaluate our business and prospects.

THE SIGNIFICANT AMOUNT OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     The issuance of the Notes increased our indebtedness and, therefore, made us highly leveraged as indicated in the chart below.

                                                  As of March 31, 2000
                                                 -----------------------
                                                 (dollars in thousands)

Total long term liabilities.............................$174,846
Stockholders' equity.................................... 189,865
Debt to equity ratio.................................... 0.92

     Earnings were insufficient to cover fixed charges by $26.8 million for the period from our date of inception, January 14, 1998 through December 31, 1998, $89.6 million for the year ended December 31, 1999 and $35.4 million for the three-month period ended March 31, 2000.

     Our leverage could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the Notes or our other indebtedness;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and industry; and

     -    limit our ability to borrow additional funds.

     Any additional borrowings would further increase the amount of our leverage and the associated risks.

THE NOTES ARE SUBORDINATED TO OUR OTHER INDEBTEDNESS.

     The Notes are unsecured and subordinated in right of payment to all of our existing and future Senior Indebtedness. As of March 31, 2000, we had approximately $81.3 million of Senior Indebtedness outstanding. We are also presently pursuing a variety of sources of other debt financing which, if obtained, would constitute additional Senior Indebtedness. As a result of this subordination, in the event of bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and we may not have sufficient assets remaining to pay amounts on any or all of the Notes then outstanding.

     In addition, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including any subsidiaries which we may acquire or establish in the future. As of March 31, 2000, our subsidiaries had no outstanding indebtedness. Our right to receive assets of one of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) would be effectively subordinated to the claims of a subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of a subsidiary. In that case, our claims would still be subordinate to any security interests in the assets of the subsidiary.

THE NOTES ARE NOT PROTECTED BY RESTRICTIVE COVENANTS THAT LIMIT OUR BUSINESS ACTIVITIES.

     The Indenture governing the Notes does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including Senior Indebtedness, or the issuance or repurchase of securities by us or any of our subsidiaries. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Description of Notes--Purchase of Notes at the Option of Holders Upon a Change in Control."

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS.

     Our ability to make payments on our indebtedness, including the Notes, and to fund planned capital expenditures, development and operating costs will depend on our ability to generate cash in the future through sales of our services. We cannot assure you that our available liquidity will be sufficient to service our indebtedness, including the Notes, or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity, but we may not be able to do so on commercially reasonable terms, or at all. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.

     We expect to have significant operating losses and to record significant net cash outflow before financing in the near term. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Starting up our company and building our network required substantial capital and other expenditures. As a result, we reported a net loss of $39.6 million for the three month period ended March 31, 2000 and EBITDA of negative $21.4 million for the same period. For the year ended 1999, we reported a net loss of $103.3 million and EBITDA of negative $65.5 million for the same period. Further developing our business and expanding our network will require significant additional capital and other expenditures.

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

     We believe that the net proceeds from the sale of the Notes, together with cash on hand and our existing and anticipated debt and capital lease financing, will be sufficient to fund our operations for at least the next twelve months. However, if we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

OUR HISTORICAL REVENUES WERE DERIVED FROM SERVICES THAT WE DO NOT EXPECT TO BE THE FOCUS OF OUR BUSINESS IN THE FUTURE.

     We derive a portion of our revenue from professional services. We acquired two professional services businesses in the fall of 1998 and their services are substantively different than our iMAP offerings. As a result, historical financial information of the acquired businesses does not reflect the results we expect from our core business offering in the future.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED BUSINESS SOFTWARE SOLUTIONS, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

     Our business model depends on the adoption of Internet-based business software solutions by commercial users. Our business could suffer dramatically if Internet-based solutions are not accepted or not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop and is now evolving rapidly.

     The growth of Internet-based business software solutions could also be limited by:

     -    concerns over transaction security and user privacy;

     -    inadequate network infrastructure for the entire Internet; and

     -    inconsistent performance of the Internet.

     We cannot be certain that this market will continue to grow or to grow at the rate we anticipate.

THE GROWTH IN DEMAND FOR OUTSOURCED BUSINESS SOFTWARE APPLICATIONS BY MIDDLE MARKET COMPANIES IS HIGHLY UNCERTAIN.

     Growth in demand for and acceptance of outsourced business software applications, including our iMAP offerings, by middle market companies is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of outsourced solutions. It is possible that these solutions may never achieve market acceptance. If the market for our products does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected.

OUR BUSINESS STRATEGY MAY NOT EFFECTIVELY ADDRESS OUR MARKET AND WE MAY NEVER REALIZE A RETURN ON THE RESOURCES WE HAVE INVESTED TO EXECUTE OUR STRATEGY.

     We have made substantial investments to pursue our strategy. These investments include:

     -    building a global network of data centers;

     -    allying with particular software providers;

     -    expanding our work force;

     -    investing to develop unique service offerings; and

     -    developing implementation resources around specific applications.

     These investments may not be successful. More cost effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. There is no assurance that our strategy will prove successful.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.

     Our current and potential competitors include Application Service Providers and companies focused on the application hosting business, such as Aristasoft, Breakaway Solutions, Corio, FutureLink, Interliant, Interpath, NaviSite and Telecomputing; Web hosting companies, such as Concentric, Digex and Exodus; enterprise applications vendors, such as Oracle, Siebel and SAP; business Internet Service Providers, such as MCI WorldCom, PSINet and Verio; telecommunications companies, such as AT&T, GTE and Qwest (which has agreed to acquire our customer and significant stockholder, U S WEST); and systems integrators, such as Andersen Consulting, EDS, IBM and KPMG. Our strategic partners and suppliers could also become competitors either directly or through strategic relationships with some of our other competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

     - more quickly develop and expand their network infrastructures and service offerings;

     - better adapt to new or emerging technologies and changing customer needs;

     -    take advantage of acquisitions and other opportunities more readily;

     - negotiate more favorable licensing agreements with software application vendors;

     -    devote greater resources to the marketing and sale of their products;
          and

     -    adopt more aggressive pricing policies.

     Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets. Consolidation could increase price competition and other competitive forces in ways that materially adversely affect our business, results of operations and financial condition. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market.

OTHERS MAY SEIZE THE MARKET OPPORTUNITY WE HAVE IDENTIFIED BECAUSE WE MAY NOT EFFECTIVELY EXECUTE OUR STRATEGY.

     If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

     -    build and operate a highly reliable, complex global network;

     - negotiate effective partnerships and develop economically attractive service offerings;

     -    attract and retain iMAP customers;

     -    attract and retain highly skilled employees;

     -    integrate acquired companies into our operations;

     - evolve our business to gain advantages in an increasingly competitive environment; and

     -    expand our international operations.

     In addition, although most of our management team has worked together for approximately one year, there can be no assurance that we will be able to successfully execute all elements of our strategy.

WE PLAN TO EXPAND VERY RAPIDLY, AND MANAGING OUR GROWTH MAY BE DIFFICULT.

     We have rapidly expanded our operations since USi was founded in January 1998. We expect our business to continue to grow both geographically and in terms of the number of products and services we offer. We cannot be sure that we will successfully manage our growth. In order to successfully manage our growth we must:

     -    enlarge our network and infrastructure;

     - improve our management, financial and information systems and controls; and

     -    expand, train and manage our employee base effectively.

     There will be additional demands on our customer service support and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by the relatively early stage of our operations. If we cannot manage our growth effectively, our business, financial condition or results of operations could be adversely affected.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     We believe that our short- and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel. We particularly require additional management personnel in the areas of application integration and technical support. Individuals with information technology skills are in short supply and competition for application integration personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot be sure that we will succeed in attracting and retaining the personnel we need to continue to grow.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO WOULD BE DIFFICULT TO
REPLACE.

     Our success also depends in significant part on the continued services of our key technical, sales and senior management personnel. Losing one or more of our key employees could have a material adverse effect on our business, results of operations and financial condition. We have employment agreements with most of our vice presidents and other key employees, including Christopher R. McCleary, Stephen E. McManus, Jeffery L. McKnight, Andrew A. Stern, Harold C. Teubner, Jr., Mark J. McEneaney and Gary J. Rogers.

WE MAY NOT BE ABLE TO DELIVER OUR IMAP SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

     We depend on other companies to supply key components of our telecommunications infrastructure and systems and network management solutions. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business, results of operations and financial condition. Although we lease redundant capacity from multiple suppliers, a disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and quality we demand. For example, the hardware we use to support our real-time mirroring and disaster recovery functions is supplied only by EMC Corporation. We buy these components from time to time, do not carry significant inventories of them and have no guaranteed supply arrangements with our vendors.

OUR ABILITY TO PROVIDE OUR IMAP SERVICES DEPENDS ON STRATEGIC RELATIONSHIPS WITH SOFTWARE VENDORS THAT WE MAY NOT BE ABLE TO MAINTAIN.

     Our iMAP offerings are central to our business strategy. We obtain software products under license agreements with BroadVision, Ariba, Siebel, PeopleSoft, Lawson, Microsoft, Niku and Sagent and package them as part of our iMAP solutions. The agreements are for terms ranging from one to three years. All the agreements may be terminated upon a breach of the agreement, subject to cure periods. The agreement with PeopleSoft may be terminated by either party for convenience upon 90 days notice after an annual review, scheduled to first occur on or about June 22, 2000. Under an earlier version of our contract, PeopleSoft on one occasion notified us of its intention to terminate the agreement. After significant discussion, the issues in dispute were resolved, our agreement with PeopleSoft was renegotiated and PeopleSoft retracted its notification of its intent to terminate the agreement. However, we cannot be sure that one or more of our agreements with software vendors will not be terminated in the future. If these agreements were to be terminated or not renewed or we otherwise could not continue to use this software, we might have to discontinue products or services or delay or reduce their introduction unless we could find, license and package equivalent technology.

     All but one of our agreements with software vendors are non-exclusive. Our agreement with SiebelNet, Inc., a wholly-owned subsidiary of Siebel Systems, Inc., gives us exclusivity as the Application Service Provider of Siebel enterprise relationship management applications for direct customers of SiebelNet headquartered in North America. Our vendors may choose to compete with us directly or to enter into strategic relationships with our competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that the financial or other difficulties of our vendors will not have a material adverse effect upon the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.

TECHNOLOGY MAY CHANGE FASTER THAN WE CAN UPDATE OUR NETWORK AND TECHNOLOGY.

     The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to enhance existing or develop new products, software and services that meet changing customer needs in a timely and cost-effective way. We cannot be sure, however, that we will do some or all of these things. For example, if software application architecture changes in significant ways, the software for which we have licenses could become obsolete, we may be forced to update our hardware and network configurations or we may be forced to replace our mirroring technology. This may require substantial time and expense, and even then we cannot be sure that we will succeed in adapting our businesses to these and other technological developments.

WE COULD BE HARMED IF OUR SYSTEMS ARE NOT COMPATIBLE WITH OTHER PRODUCTS AND SERVICES.

     We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and architectures offered by various vendors. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business, results of operations and financial condition. Although we will work with vendors to test new products, we cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. Although we currently plan to support emerging standards, we cannot be sure what new industry standards will develop. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot be sure that products, services or technologies developed by others will not make ours noncompetitive or obsolete.

THE LOSS OF A KEY CUSTOMER COULD DECREASE OUR REVENUES.

     During the year ended December 31, 1999, sales to SiebelNet accounted for approximately 16% of our revenues. We expect sales to SiebelNet to continue to constitute a significant portion of our revenues in the near term. During that period, if our sales to SiebelNet decrease, our business will suffer.

IF WE CANNOT OBTAIN ADDITIONAL APPLICATION SOFTWARE WE WILL BE UNABLE TO EXPAND OR ENHANCE OUR IMAP SERVICE OFFERINGS.

     Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new or enhanced applications we may need to keep our iMAP solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our iMAP solutions or other products or services, our business, results of operations and financial condition may be materially adversely affected.

DEVELOPING AND EXPANDING OUR OPERATIONS WILL DEPEND, AMONG OTHER THINGS, ON OUR MANAGEMENT'S ABILITY TO SUCCESSFULLY INTEGRATE NEWLY ACQUIRED OPERATIONS.

     In October 1999, we acquired Conklin & Conklin, Inc. We cannot be sure that our integration of Conklin will result in the Conklin business performing as we expected. In addition, we cannot be sure that we will be able to successfully integrate any business acquired in the future into our own. Our failure to successfully integrate an acquired company or its subsequent under performance could have a material adverse effect on our business, results of operations and financial condition.

WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH POSE RISKS TO OUR BUSINESS.

     From time to time, we may undertake additional acquisitions. If we do, our risks may increase because:

     - we may pay more for the acquired company than the value we realize from the acquisition;

     -    we may not fully understand the business we acquire;

     - we may be entering markets in which we have little or no direct prior experience;

     - our ongoing business may be disrupted and resources and management time diverted; and

     - our accounting for acquisitions could require us to amortize substantial goodwill, adversely affecting our reported results of operations.

     In addition, once we have made an acquisition we will face additional risks:

     -    it may be difficult to assimilate acquired operations and personnel;

     - we may not be able to retain the management and other key personnel of the acquired business;

     - we may not be able to maintain uniform standards, controls, procedures and policies; and

     - changing management may impair relationships with an acquired business's employees or customers.

WE MAY MAKE INVESTMENTS IN ENTITIES THAT WE DO NOT CONTROL.

     In the future, we may make investments in joint ventures or other entities over which we do not exercise control. We may make these investments in connection with entering into strategic partnerships with software vendors, systems integrators or Internet Service Providers or as strategic investments. Our inability to control the entity in which we may invest may have consequences on our ability to receive distributions from such entity or to implement our business plan. Debt agreements, if entered into by a non-control entity, may restrict or prohibit such entity from paying distributions to us. Applicable state or local law may also limit the amount that a non-control entity is permitted to pay a distribution on its equity interest, and we may not be able to influence the payment of dividends. If any of the other investors in a non-control entity fail to observe their commitments, that entity may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to the plan. In addition, our ability to implement a business plan for a non-control entity may be limited or non-existent.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE FACE ADDITIONAL RISKS RELATED TO FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

     We have established Enterprise Data Centers in Europe and Japan. We intend to expand further into international markets. We cannot be sure that we will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there are risks inherent in conducting business internationally. These include:

     -    unexpected changes in regulatory requirements;

     -    export restrictions;

     -    tariffs and other trade barriers;

     -    challenges in staffing and managing foreign operations;

     -    differing technology standards;

     -    employment laws and practices in foreign countries;

     -    political instability;

     -    fluctuations in currency exchange rates;

     -    imposition of currency exchange controls; and

     -    potentially adverse tax consequences.

     Any of these could adversely affect our international operations. We cannot be sure that one or more of these factors will not have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET AND COULD LIMIT OUR CLIENTS' USE OF THE INTERNET.

     Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. In recent sessions, the United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material and other similar proposals are continuously being considered. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. For example, Germany and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States.

THE OUTCOME OF PROPOSALS PUT TO A VOTE OF STOCKHOLDERS WILL BE DETERMINED BY OUR EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS.

     Our executive officers, directors, existing 5% or greater stockholders and their affiliates, in the aggregate, own shares representing approximately 53.6% of our outstanding voting capital stock. As a result, these persons, acting together, are able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these people, acting together, control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of change in control events, holders of the Notes will have the right to require us to purchase their Notes at a price equal to 100% of the principal amount, plus accrued interest. Our ability to repurchase the Notes upon a change in control event will be limited by the terms of our other debt agreements. Upon such a change of control event, we may also be required immediately to repay the outstanding principal and other amounts owed by us under our other financing agreements.

     We may not be able to repay amounts outstanding under our other financing agreements or obtain necessary consents, if any, to repurchase the Notes. Any requirement to offer to purchase the Notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance that debt, the financing may be on unfavorable terms. If we are not able to make the required repurchases, we would be in default under the Indenture. See "Description of the Notes--Repurchase of Notes at the Option of Holders Upon a Change in Control."

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP OR CONTINUE FOR THE NOTES.

     The Notes were originally issued on October 29, 1999. Since that time, the initial purchasers have engaged in market-making activities with respect to the Notes. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the Notes.

THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT
FLUCTUATIONS.

     The trading price of our common stock has been volatile, and the trading price for the Notes also may be volatile. Factors such as announcements of fluctuations in our or our competitors' operating results and market conditions for Internet related and other technology stocks in general could have a significant impact on the future trading prices of our common stock and the Notes. In particular, the trading price of the common stock of many Internet related and other technology companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. In addition, the trading prices of our common stock and the Notes could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading prices of our common stock and the Notes.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.

     As of June 12, 2000, we had 96,740,217 shares of common stock issued and outstanding, excluding

1,324,004 shares issuable upon the exercise of warrants and 26,223,063 shares issuable upon the exercise of options granted under our 1998 Stock Option Plan and 7,545,272 shares issuable upon conversion of the Notes. We cannot predict the effect, if any, that future sales of the Notes or shares of common stock, including common stock issuable upon conversion of the Notes, or the availability of the Notes or shares of common stock for future sale, will have on the market price of common stock prevailing from time to time.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

     As the number of software products in our target markets increases and the functionality of these products further overlap, software industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

WE COULD BE REQUIRED TO USE OUR FINANCIAL RESOURCES TO REPURCHASE SHARES OF COMMON STOCK FROM U S WEST.

     We could be required to repurchase for cash some of the shares of our capital stock owned by U S WEST. This would require us to divert our resources at a time of rapid growth. If we engage in activities in which U S WEST would be prohibited from engaging and we were considered an affiliate of U S WEST under regulations of the Federal Communications Commission, U S WEST could force us to repurchase the number of shares required to make us no longer an affiliate. We are not presently considered an affiliate of U S WEST under these regulations. See "Certain Relationships and Related Transactions--Purchases of Series A Preferred Stock." Although we believe the possibility of this occurring is remote, repurchasing the shares held by U S WEST could be costly.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                          CONTAINED IN THIS PROSPECTUS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" or the negative of those or other variations, or comparable expressions, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus and the documents incorporated by reference into this prospectus.

     The forward-looking statements in this prospectus, including statements concerning projections of our future results, operating profits and earnings, are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The risks and uncertainties include but are not limited to our continued ability to:

     -    build and operate a highly reliable, complex global network;

     - establish and maintain relationships with key software vendors and develop economically attractive products;

     -    attract and retain iMAP customers;

     -    attract and retain highly skilled employees;

     -    effectively manage our rapid growth; and

     - evolve our business to gain advantages in an increasingly competitive environment.

     Our risks are more specifically described in "Risk Factors." If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, you should not place undue reliance on forward-looking statements.

     We undertake no obligation to update forward-looking statements or risk factors other than as required by applicable law, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Notes by the selling security holders, the issuance of the common stock issuable to the holders of the Notes upon conversion of the Notes or the sale of any common stock under this prospectus.

                            DESCRIPTION OF THE NOTES

     The Notes were issued under an Indenture, dated as of October 29, 1999, between USi, as issuer, and The Bank of New York, as Trustee. The following description is a summary of the material provisions of the Indenture. It does not restate this agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the form of Indenture and the form of certificate evidencing the Notes is available to you upon request.

     You can find the definitions of the capitalized terms used in this description under the subheading "Definitions." In this section of the prospectus, entitled "Description of the Notes," when we refer to "USi," "we," "our," or "us," we are referring to USinternetworking, Inc. and not any of its subsidiaries.

GENERAL

     The Notes are general unsecured obligations of USi, were offered in the principal amount of $125,000,000 and will mature on November 1, 2004. The Notes are contractually subordinated in right of payment to all existing and future Senior Indebtedness. As of March 31, 2000, we had approximately $81.3 million of Senior Indebtedness outstanding. In addition, the Notes are effectively subordinated to all obligations, indebtedness and other liabilities (including trade payables) of any of our Subsidiaries. As of March 31, 2000, our Subsidiaries had no indebtedness outstanding. Our rights to receive assets of our Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) are effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), in which case our claims are still subordinate to any security interests in the assets of the Subsidiary and any indebtedness of the Subsidiary senior to that held by us. In addition, our cash flow and the consequent ability to service our debt, including the Notes, may depend upon the results of operations of our Subsidiaries and upon the ability of our Subsidiaries to provide cash (whether in the form of dividends, loans, or otherwise) to pay amounts due in respect of our obligations, including the Notes. The Indenture does not restrict the incurrence of indebtedness (including Senior Indebtedness) by us or our Subsidiaries. In addition, the Notes are not protected by financial covenants that limit our business activities.

     The Notes bear interest from October 29, 1999 at the rate per annum of 7%. Interest is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2000, to holders of record at the close of business on April 15 or October 15 preceding each such interest payment date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. Principal of and interest on the Notes is payable at the office of the Paying Agent. The Trustee has initially acted as the Paying Agent.

CONVERSION RIGHTS

     A holder may, at any time prior to the close of business on November 1, 2004, convert the principal amount of a Note (or any portion thereof equal to $1,000 or any integral multiple thereof) into shares of our common stock at the conversion price of $16.57 per share, subject to adjustment as described below (the "Conversion Price"); except that if a Note is called for redemption, the conversion right will terminate at the close of business on the Business Day immediately preceding the redemption date for the Note (unless we default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date the default is cured and the Note is redeemed). A Note for which a holder has delivered a notice exercising the option to require us to purchase the Note may be converted only if the holder's notice is withdrawn by a written notice of withdrawal delivered by the holder to a Paying Agent prior to the close of business on the second Business Day prior to the Change in Control

Payment Date in accordance with the Indenture.

     No payment or adjustment will be made for dividends or distributions with respect to shares of common stock issued upon conversion of a Note. Except as otherwise provided in the Indenture, interest accrued shall not be paid on Notes converted. If any holder surrenders a Note for conversion between the record date for the payment of an installment of interest and the related interest payment date, then notwithstanding the conversion, the interest payable on the interest payment date will be paid to the person in whose name the Note was registered at the close of business on the record date. However, in this event, unless the Note has been called for redemption, the Note, when surrendered for conversion, must be accompanied by delivery by the holder of payment in an amount equal to the interest payable on the interest payment date on the principal amount of the converted Note. No fractional shares will be issued upon conversion, but a cash payment will be made for any fractional interest based upon the closing price (as defined in the Indenture) of the common stock on the trading day immediately prior to the date of conversion.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including:

     (1) the issuance of shares of common stock as a dividend or distribution on our common stock;

     (2)  the subdivision or combination of our outstanding common stock;

     (3) the issuance to all or substantially all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share (or having a conversion price per share) less than the current market price per share (as defined in the Indenture);

     (4) the distribution to all or substantially all holders of common stock of shares of capital stock of USi (other than common stock), evidences of indebtedness or other non-cash assets (including securities of any person other than USi but excluding (a) dividends on distributions paid exclusively in cash, (b) dividends or distributions referred to in clauses (1) and (2) above and (c) distributions in connection with a reclassification, consolidation or sale referred to in the next succeeding paragraph);

     (5) the distribution to all or substantially all holders of common stock of rights or warrants to subscribe for USi's securities (other than those rights and warrants referred to in (3) above and other than the distribution of rights to all holders of common stock pursuant to the adoption of a stockholders rights plan or the detachment of such rights under the terms of such plan);

     (6) the distribution to all or substantially all holders of common stock of cash in an aggregate amount that (together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by USi or any of our Subsidiaries for common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment and (B) all other cash distribution to all or substantially all holders of common stock made within the preceding 12 months not triggering a Conversion Price adjustment) exceeds an amount equal to 10.0% of our market capitalization (determined as provided in the Indenture) on the Business Day immediately preceding the day on which we declare the distribution; and

     (7) the purchase of common stock pursuant to a tender offer made by USi or any of its Subsidiaries to the extent that the same involves aggregate consideration that (together with (A) any cash and the fair market value of any other consideration payable in respect of any other tender offer by USi or any of our Subsidiaries for common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment and (B) all cash distributions to all or substantially all holders of common stock made within the preceding 12 months not triggering a Conversion Price adjustment) exceeds an amount equal to 10.0% of USi's market capitalization (determined as provided in the Indenture) on the expiration date of such tender offer.

     Notwithstanding the foregoing, no adjustment need be made in the Conversion Price for a transaction of the nature described above in this paragraph if all holders of Notes are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of common stock participate in the transaction; no adjustment to the Conversion Price need be made or any issuance of common stock pursuant to any of our plans for reinvestment of dividends or interest or for a change in the par value of the common stock; and, to the extent that the Notes become convertible into the right to receive cash, no adjustment to the Conversion Price need be made thereafter as to the cash, and interest will not accrue on the cash. We, from time to time, may reduce the Conversion Price by an amount for any period of time if the period is at least 20 days or such longer period as may be required by law and if the reduction is irrevocable during the period; provided, however, that in no event may we reduce the Conversion Price to be less than the par value of a share of our common stock. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments require an increase or decrease of at least 1% in the Conversion Price as last adjusted.

     Subject to any applicable right of the holders upon a Change in Control, if USi reclassifies or changes its common stock issuable upon conversion of the Notes (other than a change in par value, or as a result of a subdivision or combination, or any other change for which a Conversion Price adjustment is provided in the Indenture) or mergers into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding common stock, the Notes will become convertible into the kind and amount of securities and property (including cash) which the holders of the Notes would have owned immediately after the transaction if the holders had converted the Notes immediately before the effective date of the transaction.

     Adjustments to the Conversion Price to reflect our issuance of other rights, warrants, evidences of indebtedness, securities or other property (including cash) to holders of the common stock may result in constructive distributions taxable as dividends to holders of the Notes.

OPTIONAL REDEMPTION

     The Notes may not be redeemed at the option of the Company prior to November 5, 2002. On that date and thereafter, the Notes may be redeemed at our option, in whole or, in part, upon not less than 30 nor more than 60 days' notice by mail.

     The redemption prices (expressed as a percentage of principal amount) are as follows for Notes redeemed during the periods set forth below:

PERIOD                                                        PERCENTAGE
------                                                        ----------
November 5, 2002 through October 31, 2003.......................101.75%
November 1, 2003 and thereafter.................................100.00%

in each case together with accrued interest up to but not including the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

     If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and that holder converts a portion of those Notes, the converted portion shall be deemed to be of the portion selected for redemption.

     All Notes which are redeemed or otherwise acquired by us or any of our Subsidiaries prior to maturity will be immediately canceled and may not be held, reissued or resold.

PURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     In the event of a Change in Control each holder has the option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the holder's Notes for a purchase price equal to 100% of the principal amount thereof, plus accrued interest up to but not including the Change in Control Payment Date, as described below. This payment is referred to as the Change in Control Payment.

     Within 30 days following any Change in Control, we will mail a notice to each holder, stating:

     (1) that the Change in Control Offer is being made pursuant to the covenant entitled "Change in Control" in the Indenture and that all the Notes tendered will be accepted for payment;

     (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the Change in Control Payment Date;

     (3) that interest will continue to accrue on any convertible Notes not tendered, as provided in the convertible Notes;

     (4) that, unless USi defaults in the payment of the Change in Control Payment, with respect to all the Notes accepted for payment pursuant to the Change in Control Offer, interest will cease to accrue after the Change in Control Payment Date;

     (5) that holders electing to have any of the Notes purchased pursuant to a Change in Control Offer will be required to surrender the Notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change in Control Payment Date;

     (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change in Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have the Notes purchased; and

     (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount.

     A Change in Control shall be deemed to have occurred if any of the following occurs after the Issue Date of the Notes:

     (1) the consolidation with or merger by USi into any other Person, or any other Person merges into USi, unless the stockholders of USi immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors of USi or the Person resulting from such transaction;

     (2) the sale, lease or transfer of all or substantially all of our assets to any "person" or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

     (3) the approval by the requisite stockholders of USi of a plan of liquidation or dissolution of USi;

     (4) any "person" or "group," within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of our voting stock and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership USi is substantially the same immediately after such transaction as it was immediately prior to such transaction; or

     (5) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors, together with any new directors whose election or appointment by such board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our Board of Directors then in office.

     We will comply with the requirements of Rule 13e-4 and Rule 14e-1, under the Exchange Act, and with any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with any offer by USi to purchase Notes at the option of the holders upon a Change in Control.

     The Change in Control purchase feature of the Notes may in some circumstances make more difficult or discourage a takeover of USi and the removal of incumbent management. We are not aware of any specific effort to accumulate shares of common stock or to obtain control of USi by means of a merger, tender offer, solicitation or otherwise, nor is the Change in Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a result of negotiations between USi and the initial purchasers.

     Subject to the limitation on mergers and consolidations discussed below, we could, in the future, enter into transactions, including recapitalizations of USi, that would not constitute a Change in Control under the Indenture, but that would increase the amount of indebtedness (including Senior Indebtedness) outstanding or otherwise adversely affect the holders of the Notes. There will be no restrictions in the Indenture on the creation of additional indebtedness (including Senior Indebtedness) by USi or its Subsidiaries and the incurrence of significant amounts of additional indebtedness could have an adverse effect on our ability to service our indebtedness, including the Notes.

     If a Change in Control were to occur, there can be no assurance that we would have sufficient funds to pay the Change in Control Payment for the Notes tendered by the holders thereof. In addition, other indebtedness which we may incur in the future may have similar change in control provisions permitting the holders thereof to accelerate or require us to repurchase such indebtedness upon the occurrence of events similar to a Change in Control. Our failure to repurchase the Notes when required following a Change in Control will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions thereof.

     Other than granting holders the option to require USi to purchase all or part of their Notes upon the occurrence of the Change in Control as described above, the Indenture will not contain any covenants or other provisions designed to afford holders protection in the event of takeovers, recapitalizations, highly leveraged transactions or similar restructurings involving USi.

     In the event that Certificated Notes are issued under the limited circumstances described herein, holders electing to exercise the option to have their Notes repurchased following a Change in Control must surrender the Certificated Notes, together with such additional documents as are required by the Indenture, at the office of a Paying Agent. Where not all of the Notes represented by a Certificated Notes are submitted for purchase, a new Certificated Note in respect of the principal amount of the Notes that have not been so submitted for purchase will be issued to the holder.

SUBORDINATION OF NOTES

     To the extent set forth in the Indenture, the Notes are subordinated in right of payment to all of our existing and future Senior Indebtedness. Upon any payment or distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization of USi (whether in insolvency or bankruptcy proceedings or otherwise), all Senior Indebtedness must be paid in full before any payment is made in respect of the Notes. In the event of a default in payment (whether at maturity or at a date fixed for prepayment or by acceleration or otherwise) of principal of or premium, if any, or interest on Senior Indebtedness, no payment may be made by us in respect of the Notes until payment in full of the Senior Indebtedness then due or the cure, waiver or cessation of the default. Upon an event of default with respect to any Senior Indebtedness (other than a default in the payment of principal of, or premium, if any or interest on Senior Indebtedness) permitting a holder thereof to accelerate its maturity, and upon written notice, referred to as a Default Notice, of such default to the Trustee and USi by any holder of such Senior Indebtedness or its representative, then, unless and until such default has been cured, waived or has ceased to exist, no payment may be made by USi in respect of the Notes; except that nothing in the foregoing provisions of this sentence will prevent the making of any payment (which is not otherwise prohibited by the provisions described in the immediately preceding sentence) in respect of the Notes for a period of more than 180 days after the date such Default Notice is given unless the maturity of the Senior Indebtedness has been accelerated, in which case no payment on the Notes may be made until the acceleration has been waived, rescinded or annulled or the Senior Indebtedness has been paid in full. Notwithstanding the provisions described in the preceding sentence, not more than one Default Notice shall be given with respect to the same issue of Senior Indebtedness within a period of 360 consecutive days, and no event of default which existed on the date of any Default Notice and was known to the holders of any issue of

Senior Indebtedness shall be made the basis for the giving of a subsequent Default Notice by the holders of the issue of Senior Indebtedness.

     In the event that, notwithstanding the provisions set forth in the immediately preceding paragraph, the Trustee, any Paying Agent or any holder of the Notes receives any payment or distribution of assets of USi of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

     As a result of these subordination provisions, in the event of our insolvency, holders of the Notes may recover ratably less, than our other creditors. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     The Indenture does not limit the amount of indebtedness, including Senior Indebtedness, that USi, or any Subsidiary, can create, incur, assume or guarantee.

DEFINITIONS

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into such equity.

     "Currency Agreement" means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Event Of Default" means an event of default under the Indenture.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

     (2) statements and pronouncements of the Financial Accounting Standards Board;

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

     (4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in registration statements filed under the Securities Act of 1933 and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Indebtedness" means, with respect to any person, without duplication:

     (1) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other current liabilities incurred in the ordinary course of business;

     (2) all obligations of such person evidenced by bonds, notes, debentures, or other similar instruments;

     (3)  all Capital Lease Obligations of such person;

     (4) all guarantees of Indebtedness referred to in this definition by such person;

     (5) all obligations of such person under or in respect of Currency Agreements and Interest Rate Agreements of such person; and

     (6) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (5) above.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Issue Date" means the date on which the Notes are originally issued.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Senior Indebtedness" means the principal of, premium, if any, interest and other amounts payable on or in respect of any Indebtedness of USi, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to, or shall be junior in right of payment to, or shall be pari passu, in right of payment with, the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

     (1)  Indebtedness evidenced by the Notes;

     (2) Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title 11, United States Code (or any successor provision thereto), is without recourse to USi;

     (3) trade accounts payable or other current liabilities incurred in the ordinary course of business;

     (4) Indebtedness of or amounts owed by USi for compensation to employees or for services rendered to USi;

     (5) any liability for federal, state, local or other taxes owed or owing by USi;

     (6)  Indebtedness of USi to a Subsidiary of USi; and

     (7)  amounts owing under leases (other than Capital Lease Obligations).

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of USi within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by:

     (1)  such Person;

     (2)  such Person and one or more Subsidiaries of such Person; or

     (3)  one or more Subsidiaries of such Person.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

EVENTS OF DEFAULT; NOTICE WAIVER

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization with respect to USi or any Significant Subsidiary) occurs and is continuing, the Trustees may, by notice to USi, declare all unpaid principal of and accrued interest to the date of acceleration on the Notes then outstanding to be due and payable immediately. Also, in such event, the holders of at least 25% in principal amount at the Notes then outstanding may, by notice to USi and the Trustee, declare all unpaid principal of and accrued interest to the date of acceleration on the Notes then outstanding to be due and payable immediately. If an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to USi or any Significant Subsidiary shall occur, all unpaid principal of and accrued interest on the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may on behalf of all holders waive any existing default or Event of Default and its consequences except a default or Event of Default in the payment of principal or accrued interest on the Notes or any default in respect of any provision of the Indenture that cannot be modified or amended without the consent of the holder of each Note affected.

     The following are Events of Default under the Indenture:

     (1) failure of USi to pay any interest on the Notes for 30 days after the same is due or failure of USi to pay any principal of or premium, if any, on the Notes when due (whether at maturity, upon redemption, on a Change in Control Payment Date or otherwise);

     (2) failure of USi to comply with any of its other agreements contained in the Notes or the Indenture for 60 days after receipt of notice of such failure from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

     (3) default under any bond, debenture, note or other evidence of indebtedness for money borrowed of USi or any Significant Subsidiary having an aggregate outstanding principal amount in excess of $15 million, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within ten days from the date of such acceleration; and

     (4) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

     The Trustee shall, within 90 days after the occurrence of any default known to it, give to the holders notice of such default, provided that, except in the case of default in the payment of principal of or interest on any of the Notes, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interests of the holders.

     No holder may pursue any remedy under the Indenture or the Notes against USi (except actions for payment of overdue principal or interest or for the conversion of the Notes), unless:

          (1) the holder gives to the Trustee written notice of a continuing Event of Default;

          (2) the holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

          (3) such holder or holders offer satisfactory indemnity to the Trustee against any loss or expense;

          (4) the Trustee does not comply with the request within the 60 days after receipt of the request and the offer of indemnity; and

          (5) the Trustee shall not have received during such 60-day period a contrary direction from the holders of at least a majority in principal amount of the outstanding Notes.

     We must deliver an Officer's Certificate to the Trustee within 90 days after the end of each fiscal year of USi as to the signer's knowledge of our compliance with all conditions and covenants on our part contained in the Indenture, and stating whether or not the signers know of any default or Event of Default. If any such signer knows of such a default or Event of Default, the Officer's Certificate shall describe the default or Event of Default and the efforts to remedy the same.

AMENDMENT

     USi and the Trustee may amend or supplement the Indenture or the Notes with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. The holders of a majority in principal amount of the Notes outstanding may waive compliance in a particular instance by USi with any provision of the Indenture or the Notes without notice to any holder. However, without the consent of the holder of each Note affected thereby, an amendment, supplement or waiver may not:

     (1) reduce the percentage of the principal amount of outstanding Notes whose holders must consent to an amendment, supplement or waiver;

     (2)  reduce the rate of or change the fixed maturity of any Note;

     (3) alter the conversion provisions with respect to any Note in a manner adverse to the holder thereof;

     (4) waive a default in the payment (whether at maturity, upon redemption, on an interest payment date, on a Change in Control Payment Date or otherwise) of the principal of or premium or interest on any Note;

     (5) reduce the percentage of Notes necessary to waive defaults or Events of Default;

     (6) modify any of the subordination provisions in the Indenture in a manner adverse to the holders of the Notes; or

     (7)  make any Note payable in money other then that stated in the Note.

     USi and the Trustee may amend or supplement the Indenture or the Notes without notice to or consent of any holder in some events, such as to comply with the conversion, adjustment, liquidation and merger provisions described in the Indenture, to cure any ambiguity, defect or inconsistency or to make any other change that does not adversely affect the rights of the holders, to comply with the provisions of the Trust Indenture Act or to appoint a successor Trustee.

     No amendment may be made that adversely affects the rights under the provisions described under "--Subordination of Notes" above of a holder of an issue of Senior Indebtedness unless the holders of that issue, pursuant to its terms, consents to such amendment.

REGISTRATION RIGHTS

     The following summary of the registration rights provided in the registration rights agreement and the Notes is not complete. You should refer to the registration rights agreement and the Notes for a full description of the registration rights that apply to the Notes.

     USi has agreed, pursuant to a Registration Rights Agreement dated October 29, 1999, the Issue Date between USi and the initial purchasers, to file a Shelf Registration Statement under the Securities Act within 60 days after the latest date of original issuance of the Notes, referred to as the Filing Date, to register resales of the Notes and the shares of common stock into which the Notes are convertible, referred to as Registrable Securities. USi has complied with this provision of the Registration Rights Agreement by filing the Registration Statement, of which this prospectus is a part, and causing the Registration Statement to become effective. USi will use reasonable efforts to keep the Registration Statement effective until the earliest of:

     (1)  two years after the Filing Date;

     (2) the date when all Registrable Securities shall have been registered under the Securities Act and disposed of; or

     (3) the date on which all Registrable Securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

     A holder of Registrable Securities that sells Registrable Securities pursuant to the Shelf Registration Statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the Registration Rights Agreements which are applicable to such holder (including certain indemnification obligations).

     If:

     (1) on or prior to the 60th day after the first date of original issuance of the Notes, the Shelf Registration Statement has not been filed with the Commission;

     (2) on or prior to the 150th day after the latest date of original issuance of the Notes, the Shelf Registration Statement has not been declared effective by the Commission;

     (3) USi fails to supplement the Shelf Registration Statement in a timely manner in order to name additional selling security holders; or

     (4) after the Shelf Registration Statement has been declared effective, such Shelf Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes and the common stock issuable upon the conversion of the Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4), a "Registration Default"), additional interest will accrue on the Notes over and above the rate set forth in the title of the Notes, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, at the rate of 0.5% per annum. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the Notes and the common stock issuable upon the conversion of the Notes held by the holder are "Registrable Securities" within the meaning of the Registrable Rights Agreement.

     We will pay all expenses of the Shelf Registration Statement, provide each holder that is selling Registrable Securities pursuant to the Shelf Registration Statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the Registrable Securities.

SATISFACTION AND DISCHARGE

     If all of the Notes have been delivered to the Trustee for cancellation (subject to certain limited exceptions) or if all of the Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year at their stated maturity or upon redemption, then USi may terminate all of its obligations under the Indenture, other than its obligations (including its obligation to deliver shares of common stock upon conversion of the Notes and its obligation to purchase Notes following a Change in Control), at any time, by depositing with the Trustee or a Paying Agent other than USi , money sufficient to pay the principal of and interest on the Notes then outstanding to maturity or redemption, as the case may be.

MERGERS AND CONSOLIDATIONS

     Subject to the right of the holders to require USi to purchase the Notes in the event of a Change in Control, USi may consolidate or merge with or into any other corporation, and USi may sell, lease, convey, assign, or otherwise transfer all or substantially all its property and assets to any other corporation; provided:

     (1) either USi is the resulting or surviving corporation, or the successor corporation is organized and existing under the laws or the Unites States of America, any state thereof or the District of Columbia which expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of and interest on the Notes and performance and observance of every covenant of USi in the Indenture and the Notes (including, without limitation, the agreement to deliver shares of common stock upon conversion of Notes);

     (2) immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

     (3)  other conditions are met.

     Thereafter, in any transaction (other than a lease) in which USi is not the surviving or resulting corporation, USi shall be released from all of its obligations under the Indenture and the Notes.

CONCERNING THE TRUSTEE

     The Bank of New York serves as the Trustee under the Indenture. The Trustee will be permitted to deal with USi and any affiliate of USi with the same rights as if it were not Trustee; provided, however, that under the Trust Indenture Act, if the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) and there exists a default with respect to the Notes, it must eliminate such conflicts or resign.

     The holders of a majority in principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any law or the Indenture, is not unduly prejudicial to the rights of another holder or the Trustee and does not involve the Trustee in personal liability.

BOOK-ENTRY; DELIVERY AND FORM

     We issued the Notes in the form of one or more global notes (the "Global Note"). The Global Note was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. The Global Note (and any shares of common stock issuable upon conversion) is subject to certain restrictions on transfer set forth therein and will bear the legend regarding these restrictions set forth under "Transfer Restrictions." Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (the "Certificated Notes") will be issued only in certain limited circumstances described below.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by DTC, upon the deposit of the Global Note with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the Global Note has been limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     Beneficial owners of interests in Global Notes who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC (in addition to those under the Indenture referred to in this prospectus; see "Transfer Restrictions"). Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the Notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We have and will continue to make payments of principal of, premium, if any, and interest on the Notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note. Neither we, the Trustee nor any Paying Agent have or will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for conversion as described above) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Note for Certificated Notes which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is only a summary and is qualified by reference to the actual terms and provisions of the capital stock contained in our Second Amended and Restated Certificate of Incorporation, which became effective on April 14, 1999 and was amended on January 14, 2000 and our bylaws, which were amended at the same time.

     Our certificate of incorporation authorizes 450,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be designated by the board of directors. As of June 12, 2000, there were 96,740,217 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of May 9, 2000, there were 19,213 holders of record of our common stock.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of USi, the holders of common stock are entitled to receive ratably the net assets of USi available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares that we offer in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

     The board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of USi. We have no present plans to issue any shares of preferred stock.

WARRANTS

     At March 31, 2000, there were warrants outstanding to purchase a total of 1,324,004 shares of common stock. Warrants to purchase 1,174,004 shares at $1.52 per share will expire in September.

CONVERTIBLE NOTES

     At March 31, 2000 there were subordinated convertible Notes outstanding convertible into a total of 7,545,272 shares of common stock. These Notes are convertible at the election of the holder at any time prior to the close of business on the business day immediately preceeding the date they are called for redemption or November 1, 2004.

REGISTRATION RIGHTS

     The holders of 69,523,934 shares of common stock and 1,324,004 shares of common stock issuable upon the exercise of warrants to purchase common stock are entitled to rights with respect to registration of such shares under the Securities. The holders of warrants to purchase 88,915 shares of common stock are entitled to rights with respect to registration of such shares under the Securities Act. Under these registration rights, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of the warrants or the shares issued upon exercise of the warrants are entitled to include their shares of common stock in the registration, subject however to the right of USi or the underwriters of the proposed offering, if any, to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration other than underwriting discounts and commissions will be borne by USi.

     We have agreed to register up to 3,023,438 shares held by officers of USi in the event an officer's employment is terminated due to death or disability.

RESTRICTIONS ON SALE

     Stockholders holding 55,463,376 shares of common stock in the aggregate have agreed with us that, upon the expiration of the agreement they had with the underwriters of our February offering of common stock not to dispose of any of their shares of common stock for a period that ended May 17, 2000, they would limit sales, pledges or other dispositions of shares of common stock until December 31, 2000. Pursuant to the agreement that each of these stockholders has with us, since May 15, 2000 the stockholders are permitted to dispose of up to one-seventh of the shares beneficially owned by the stockholder that are subject to the agreement in any thirty-day period between May 17, 2000 and December 31, 2000.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

     As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of USi or make removal of management more difficult.

     Election And Removal Of Directors. The certificate and bylaws provides for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of USi and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

     Stockholder Meetings. Our bylaws provide that the stockholders may not call a special meeting of the stockholders of USi. Rather, only the board of directors, the chairman of the board or the president will be able to call special meetings of stockholders.

     Requirements For Advance Notification Of Stockholder Nominations And Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or one of its committees.

     Delaware Anti-Takeover Law. We are a Delaware corporation subject to
Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

     - The corporation has elected in its certificate of incorporation not to be governed by Section 203. We have not made such an election,

     - The business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder,

     - Upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer, or

     - The business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

     The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

     Limitation Of Officer And Director Liability And Indemnification Arrangements. Our certificate limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - unlawful payments of dividends or unlawful stock repurchases or redemptions, or

     - any transaction from which the director derived an improper personal benefit.

     This charter provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

     - The officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or

     - With respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

     These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of USi.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is the transfer agent and registrar for the common stock.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the Notes by U.S. holders, as defined below, and the ownership and disposition of our common stock received upon conversion of the Notes by U.S. holders. This discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to the purchase, holding and disposition of the Notes or our common stock and does not address any other taxes that might be applicable to a holder of the Notes or our common stock, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. We cannot assure you that the United States Internal Revenue Service will take a similar view of these consequences. Further, this discussion does not address all aspects of taxation that may be relevant to particular holders of Notes or common stock in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding the Notes as part of a hedging or conversion transaction, a straddle or constructive sale, persons whose functional currency is not the United States dollar and persons who are not U.S. holders. The discussion below assumes that the Notes and the common stock into which such Notes are convertible are held as capital assets within the meaning of section 1221 of the Internal Revenue Code.

     The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

     As used herein, a U.S. holder means a beneficial owner of a Note or common stock who is, for United States federal income tax purposes:

     -    a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless in the case of a partnership Treasury regulations enacted in the future provide otherwise;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     STATED INTEREST. Interest on a Note will be includable in the income of a U.S. holder as ordinary income at the time interest is received or accrued, in accordance with a holder's method of accounting for United States federal income tax purposes.

     REGISTRATION RIGHTS. The registration of the Notes pursuant to our obligation as described under "Description of the Notes--Registration Rights" will not constitute a taxable event for United States federal income tax purposes, will not affect a U.S. holder's tax basis in the Notes, and a U.S. holder's holding period for the registered Notes will include the holding period such U.S. holder had in the Notes before such Notes were registered.

     MANDATORY PURCHASE AND OPTIONAL REDEMPTION. In the event of a Change in Control, the holders of the Notes will have the right to require us to purchase their Notes at a price equal to 100% of the aggregate principal amount, plus accrued interest. Under Treasury regulations issued under provisions of the Internal Revenue Code relating to original issue discount, computation of yield and maturity of the Notes is not affected by this purchase right and obligation if, based on all the facts and circumstances as of the issue date, payments on the Notes are significantly more likely than not to occur in accordance with the stated payment schedule on the Notes (which does not reflect a Change in Control). We believe, based on all the facts and circumstances as of the issue date, it was significantly more likely than not that the Notes would be paid according to their stated schedule. Therefore, we have not and will not take the purchase right and obligation into account in determining the yield and maturity of the Notes.

     We may redeem the Notes, in whole or in part, at any time on or after November 5, 2002, at prices specified under the heading "Description of the Notes--Optional Redemption." The Treasury regulations that relate to original issue discount contain rules for determining the yield and maturity of any instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under these regulations, solely for purposes of the accrual of original issue discount, it is assumed that the issuer will exercise any option to redeem a debt instrument if the exercise will lower the yield-to-maturity of the debt instrument. We believe that we will not be presumed to redeem the Notes prior to their stated maturity under the foregoing rules because the exercise of the option would not lower the yield-to-maturity of the Notes.

     SALE, EXCHANGE OR REDEMPTION OF NOTES. A U.S. holder of a Note will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received, other than an amount received in respect of accrued interest, which will be taxable as interest if not previously included in income which is taxable as ordinary income and (b) the U.S. holder's adjusted tax basis in the Note. A U.S. holder's adjusted tax basis in a Note generally will equal the cost of the Note to the holder. Generally, gain or loss recognized on the disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period in the Note is more than one year at the time of the disposition.

     MARKET DISCOUNT. The tax treatment of a U.S. holder with respect to the Notes may be altered if the holder acquires the Notes at a "market discount." Market discount on a Note will generally equal the amount, if any, by which the principal amount of the Note exceeds the holder's initial tax basis in the Note (generally the Note's acquisition price). Subject to a de minimis exception, a U.S. holder of a Note acquired at a market discount is generally required to treat as ordinary income any gain recognized on the disposition of the Note to the extent of the "accrued market discount" at the time of disposition, unless the holder elects to include accrued market discount in income currently. Market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note, or at the election of the holder, under a constant-yield method. A U.S. holder of a Note acquired at a market discount who does not elect to include accrued market discount in income currently may be required to defer the deduction of the portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction. If a Note with accrued market discount is converted into our common stock, the amount of such accrued market discount at the time of conversion generally will be taxable to the U.S. holder as ordinary income upon disposition of our common stock.

     AMORTIZABLE BOND PREMIUM. A U.S. holder that purchases a Note at a premium over its stated principal amount generally may elect to amortize such premium as amortizable bond premium from the purchase date to the Note's maturity date (taking into account earlier call dates, as appropriate) under a yield to maturity formula if an election by the taxpayer under section 171 of the Code is in effect or is made. The amortizable bond premium will not include any premium attributable to the Note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the Note's purchase price over what the Note's fair market value would be if there were no conversion feature. In addition, under Treasury Regulations, the amount of amortizable bond premium that a U.S. holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the Note in prior accrual periods exceeds the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible under section 171, that amount is carried forward to the next accrual period and is treated as bond premium allocable to that period.

     An election under section 171 of the Code is available only if the Notes are held as capital assets. Such election is revocable only with the consent of the Internal Revenue Service and applies to all debt obligations owned or subsequently acquired by the taxpayer. In general, a U.S. holder's tax basis in a Note will be reduced by the amount of any bond premium that is amortized or used to offset interest income. Such amortization will cease upon conversion of the Note into our common stock.

     CONVERSION. A U.S. holder of a Note will not recognize gain or loss on the conversion of a Note solely into our common stock except with respect to cash in lieu of fractional shares and except to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the Note. The holding period of the common stock received upon conversion will include the period during which the Note was held, and the holder's aggregate tax basis in the common stock received upon conversion of the Note will be equal to the holder's aggregate tax basis in the Note at the time of conversion, less any portion allocable to any fractional share. However, a holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income and the holding period will begin on the day following the date of conversion. A U.S. holder of a Note will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of our common stock in an amount equal to the difference between the amount of cash received and the holder's tax basis in such fractional share. This gain or loss should be capital gain or loss and should be taxable as described under "Sale, Exchange or Redemption of the Notes." The fair market value of shares of common stock received, which is attributable to accrued interest, will be taxable as ordinary interest income.

     CONSTRUCTIVE DISTRIBUTIONS. The conversion price of the Notes is subject to adjustment under specified circumstances. Under section 305 of the Internal Revenue Code and applicable Treasury regulations, adjustments or the failure to make adjustments to the conversion price of the Notes may result in a taxable constructive distribution to U.S. holders of Notes, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate stockholders) to the extent of our earnings and profits, as determined in accordance with United States federal income tax principles, if, and to the extent that, these adjustments in the conversion price increase the proportionate interest of a U.S. holder of a Note in our fully diluted common stock, whether or not the holder ever converts the Notes into our common stock.

     ADDITIONAL INTEREST. We intend to take the position that payments of additional interest as described under the heading "Description of the Notes--Registration Rights" if paid as required therein, should be taxable to U.S. holders as ordinary income when received or accrued in accordance with the U.S. holder's method of accounting for United States federal income tax purposes. The Internal Revenue Service may take a different position, however, which could affect the timing of a U.S. holder's income with respect to additional interest.

     DISTRIBUTIONS ON COMMON STOCK. A distribution by our company with respect to our common stock will be treated for United States federal income tax purposes as ordinary dividend income to the extent that such distributions do not exceed our earnings and profits as determined under United States federal income tax principles. To the extent a distribution exceeds our earnings and profits, it will be treated first as a tax-free return of the U.S. holder's tax basis in the common stock to the extent of the holder's tax basis, and then will generally be treated as gain from the sale of a capital asset.

     DISPOSITION OF COMMON STOCK. A U.S. holder of our common stock will recognize capital gain or loss upon the sale or other taxable disposition of our common stock in an amount equal to the difference between the amount of cash plus the fair market value of any property received and the U.S. holder's tax basis in the common stock. The taxation of such capital gains will be as described above under "Sale, Exchange or Redemption of Notes."

     UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING. Under current United States federal income tax law, "reportable" payments, including payments on interest and dividends and under specified circumstances principal payments on the Notes made to, specified U.S. holders may be subject to backup withholding tax at the rate of 31%, if these persons fail to supply correct taxpayer identification numbers and other required information in the specified manner.

     Any amounts withheld under the backup withholding rules from payment to a holder of Notes or common stock will be refunded or credited against the holder's United States federal income tax liability provided that the required information is furnished to the United States Internal Revenue Service.

     We will report to holders of Notes and common stock and to the Internal Revenue Service the amount of any reportable payments for each calendar year and the amount of any tax withheld with respect to reportable payments.

                            SELLING SECURITY HOLDERS

     The Notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Legg Mason Wood Walker, Incorporated, Wasserstein Perella Securities, Inc., C.E. Unterberg, Towbin and The Robinson-Humphrey Company, LLC acted as the initial purchasers in this transaction. Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes are convertible.

     The following table sets forth information, as of May 30, 2000, with respect to the selling security holders and the principal amounts of Notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling security holders. The selling security holders may offer all, some or none of the Notes or common stock into which the Notes are convertible. Accordingly, no estimate can be given as to the amount of the Notes or common stock that will be held by the selling security holders upon termination of any sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

                                                PRINCIPAL AMOUNT OF                             NUMBER OF
                                                       NOTES                                CONVERSION SHARES
                                              BENEFICIALLY OWNED THAT     PERCENTAGE OF        THAT MAY BE
SELLING SECURITYHOLDER                              MAY BE SOLD         NOTES OUTSTANDING      SOLD(1)(2)
----------------------                        -----------------------   -----------------   -----------------
AAM/Zazone Institutional Income Fund,
  L.P......................................         $    800,000               1.1%                48,280
Argent Classical Convertible Arbitrage Fund
  (Bermuda) L.P............................            1,000,000               1.4                 60,350
Aristeia International, Ltd................            3,022,000               4.3                182,377
Aristeia Trading, LLC......................            1,478,000               2.1                 89,197
BNP Arbitrage SNC..........................              250,000                *                  15,087
Black Diamond Offshore, Ltd................              381,000                *                  22,993
BT Equities Strategies.....................              500,000                *                  30,175
Convexity Partners, L.P....................              400,000                *                  24,140
Credit Suisse First Boston Corporation
  London...................................              527,000                *                  31,804
Double Black Diamond Offshore LDC..........            1,029,000               1.5                 62,100
ECT Investments, Inc.......................            2,000,000               2.8                120,700
Elliott Associates, L.P....................              745,000               1.1                 44,960
Family Service Life Insurance Co...........              300,000                *                  18,105
General Motors Employees Global Group
  Pension Trust............................              691,000                *                  41,701
Guardian Life Insurance Co.................            4,500,000               6.4                271,575
Guardian Pension Trust.....................              200,000                *                  12,070
Jackson Investment Fund Ltd. C/o Leeds
  Management Services (Cayman) Ltd.........              130,000                *                   7,845
JMG Triton Offshore Fund, Ltd..............            9,500,000              13.5                573,325
Nelson Partners Ltd. C/o Leeds Management
  Services (Cayman) Ltd....................              455,000                *                  27,459
LLT Limited................................              150,000                *                   9,052
The Liverpool Limited Partnership..........              255,000                *                  15,389
Lord Abbett Bond Debenture Fund............            3,000,000               4.3                181,050
Olympus Securities, Ltd. C/o Leeds
  Management Services Ltd..................              740,000               1.1                 44,659
Putnam Convertible Income--Growth Trust....              601,000                *                  36,270

                                                PRINCIPAL AMOUNT OF                             NUMBER OF
                                                       NOTES                                CONVERSION SHARES
                                              BENEFICIALLY OWNED THAT     PERCENTAGE OF        THAT MAY BE
SELLING SECURITYHOLDER                              MAY BE SOLD         NOTES OUTSTANDING      SOLD(1)(2)
----------------------                        -----------------------   -----------------   -----------------
UBS Warburg, LLC...........................            3,000,000                4.3 %             181,050
Value Line Convertible Fund, Inc...........              500,000                 *                 30,175
Westgate International, L.P................            1,000,000                1.4                60,350

------------------------
*   Less than 1%

(1)  Consists of shares of common stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $16.57 and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under "Description of Notes--Conversion."

     The following table sets forth information, as of June 8, 2000, with respect to the five selling stockholders and the number of shares of common stock beneficially owned by each selling stockholder that may be offered under this prospectus. The selling stockholders acquired these shares in private placement transactions and have contractual rights to include resales of their shares in this prospectus.

                                                                  NUMBER OF
                                                               SHARES THAT MAY
SELLING STOCKHOLDER                                                BE SOLD
-------------------                                           ---------------
Luis Sebastian Alegrett.....................................       42,187
Carlos E. Bravo.............................................        5,388
Michael Q. Mai..............................................       26,590
Vicente Perez de Tudela.....................................        9,573
Southeastern Technology Fund L.P............................       48,213
                                                                  -------
    Total...................................................      131,951

     None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with USi within the past three years other than Luis Sebastian Alegrett, Carlos E. Bravo, Michael Q. Mai and Vicente Perez de
Tudela, who are all consultants of USi.

     Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the Notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

     The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the Notes and the common stock into which the Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The Notes and the common stock into which the Notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Notes or the common stock may be listed or quoted at the time of sale;

     -    in the over-the-counter market;

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     - through the writing of options, whether the options are listed on an options exchange or otherwise; or

     -    through the settlement of short sales.

     In connection with the sale of the Notes and the common stock into which the Notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Notes or the common stock into which the Notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the Notes or the common stock into which the Notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the Notes or the common stock into which the Notes are convertible to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the Notes or common stock into which the Notes are convertible offered by them will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the Notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the Notes.

     In order to comply with the securities laws of some states, if applicable, the Notes and common stock into which the Notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock into which the Notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock into which the Notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any Notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific Notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post- effective amendment to the registration statement of which this prospectus is a part.

     The Registration Statement of which this prospectus is a part is being filed pursuant to a registration rights agreement that we entered into for the benefit of holders of the Notes to register their Notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Notes and the common stock, including liabilities under the Securities Act.

     The five selling stockholders acquired their shares of common stock in private placement transactions. As part of these transactions, we entered into agreements that granted the selling stockholders rights to include resales of their shares in this prospectus. These agreements provide for cross-indemnification provisions similar to those in the registration rights agreement discussed above. The selling stockholders may distribute their shares in the same manner as the shares of common stock underlying the Notes may be distributed.

     We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the Notes and the common stock.

                                     EXPERTS

     Our consolidated financial statements appearing in our Annual Report
(Form 10-K) for the period January 14, 1998 (date of inception) through December 31, 1998 and the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of I.I.T. Holding, Inc. and subsidiaries' appearing in our Annual Report (Form 10-K) for each of the two years in the period ended December 31, 1997 and for the period from January 1, 1998 through September 7, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. As to the years 1996 and 1997, Ernst & Young's report is based in part on the report of Bassan & Associates S.C., independent auditors.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering and sale of the Notes will be passed upon for USi by Latham & Watkins, Washington, D.C. Partners of Latham & Watkins own in total shares of our common stock representing less than 1% of the total number of shares of common stock outstanding.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference the information contained in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supercedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 29, 2000, including all material incorporated by reference therein;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, filed on May 15, 2000, including all material incorporated by reference therein; and

     - The description of the common stock contained in our Registration Statement on Form 8-A, filed on April 8, 1999.

                              AVAILABLE INFORMATION

     We are currently subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934. You may read and copy any document we file or incorporate by reference into this prospectus at the Commission's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at: http://www.sec.gov. Our common stock trades on The Nasdaq National Market.

     You may request a copy of any of this information, at no cost, by writing or telephoning us at the following address or phone number:

                             USinternetworking, Inc.
                                  One USi Plaza
                         Annapolis, Maryland 21401-7478
                                 (410) 897-4400

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Notes and common stock registered under this prospectus:

          SEC Registration Fee                                                  $  34,392
          Printing and Mailing Costs                                               50,000
          Legal Fees and Expenses                                                 100,000
          Accounting Fees and Expenses                                             40,000
          Miscellaneous                                                            10,000
                                                                                   ------

          Total                                                                  $234,392
                                                                                 ========

ITEM 15. LIMITATION OF LIABILITY AND INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

     The Company's Certificate provides that an officer or director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification by the Company if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

     The Bylaws of the Company provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, and may indemnify any employee or agent of the Company in such circumstances, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any director, officer, employee or agent of the Company to the extent such person has been successful, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the stockholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

ITEM 16.  EXHIBITS

 (a) Exhibits

       EXHIBIT
         NO.            DESCRIPTION
       -------          -----------

      3.1(a)            Second Amended and Restated Certificate of Incorporation of
                        the Company.

      3.2(a)            Amended and Restated Bylaws of the Company.

      3.3(d)            First Amendment to the Company's Second Amended and Restated
                        Certificate of Incorporation.

      4.1(b) Specimen Certificate for shares of Common Stock, $.001 par value, of the Company.

      4.2(c)            Indenture for the 7% Convertible Subordinated Notes due
                        November 1, 2004 between the Company, as issuer, and the
                        Bank of New York, as Trustee, dated as of October 29, 1999.

      5.1(*)            Opinion of Latham & Watkins with respect to the validity of the Common Stock.

     21.1(a)            Subsidiaries of the Company.

     23.1(*)            Consent of Ernst & Young LLP, independent auditors
                        (regarding the Company's financial statements).

     23.2(*) Consent of Bassan & Associados S.C., independent auditors (regarding IIT financial statements).

     23.3(*)            Consent of Ernst & Young LLP, independent auditors
                        (regarding IIT financial statements).

     23.5(b)            Consent of Latham & Watkins (included in Exhibit 5.1).

     24.1(a)            Powers of Attorney (included on signature page herein and as previously filed).

     25.1(a)            Form T-1 Statement of Eligibility under the Trust Indenture
                        Act of 1939, as amended, of Bank of New York as Trustee
                        under the Indenture for the 7% Convertible Subordinated
                        Notes due November 1, 2004.

*    Filed herewith.

(a)  Previously filed.

(b) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (Reg. No. 333-70717)

(c) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed by the Company on November 15, 1999.

(d) Incorporated by reference to Company's Registration's Statement on Form S-1, as amended (Reg. No. 333-95543).

(e) Not filed, in accordance with Instruction No. 2 to Item 601 of Regulation S-K, because the contract is substantially identical to Exhibit 10.22 except as to the parties thereto and the principal amount of the Note.

(f)  Confidential treatment obtained as to certain portions.

(g) Incorporated by reference to the Company's Definitive Proxy Statement filed by the Company of April 4, 2000 (File No. 0-25737)

(b)  Schedules

     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     - To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. However, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information about the plan of distribution not previously disclosed in this registration statement or any material change to this information in this registration statement.

     However, subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     - That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the

          Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     - To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

                The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the provisions of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Power of Attorney Know All Men by These Presents, that Mark J. McEneaney, whose signature appears below constitutes and appoints Christopher R. McCleary and William T. Price, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments thereto (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland on June 14, 2000.

                      USINETERNETWORKING, INC.

                      By:                        *
                               ------------------------------------
                               Christopher R. McCleary
                               Chairman of the Board and Chief Executive Officer

                Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below on June 16, 2000 by the following persons in the capacities indicated.

               SIGNATURE                                          TITLE
               ---------                                          -----
*                                         Chairman of the Board and Chief Executive Officer
---------------------
Christopher R. McCleary

*                                         President -E-Commerce Business Unit and Director
---------------------
Stephen E. McManus

/s/ Mark J. McEneaney                     Senior Vice President and Chief Financial Officer
---------------------
Mark J. McEneaney

*                                         Director
---------------------
R. Dean Meiszer

*                                         Director
---------------------
Benjamin Diesbach

*                                         Director
---------------------
Ray A. Rothrock

*                                         Director
---------------------
Frank A. Adams

*                                         Director
---------------------
William F. Earthman

*                                         Director
---------------------
John H. Wyant

*                                         Director
---------------------
Joseph R. Zell

*                                         Director
---------------------
Michael C. Brooks

*                                         Director
---------------------
David J. Poulin

*                                         Director
---------------------
Cathy M. Brienza

                                        *By:   /s/ William T. Price
                                               ---------------------------
                                               William T. Price
                                               Attorney-in-fact